                                                                   EXHIBIT 12.1

                           MARK IV INDUSTRIES, INC.

  STATEMENT REGARDING COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES (1)


                            (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                    YEAR ENDED LAST DAY OF FEBRUARY
                         -----------------------------------------------------
                                                                     PRO FORMA     NINE MONTHS
                          1991     1992     1993     1994     1995   1995 (2)  ENDED NOVEMBER 30,
                         ------- -------- -------- -------- -------- --------- -------------------
                                                                                 1994      1995
                                                                               --------- ---------
Earnings
 Income before
  provision for income
  taxes................. $27,400 $ 43,900 $ 62,000 $ 81,700 $110,400 $127,000  $  81,600 $ 117,500
 Fixed charges, before
  capitalized interest..  66,965   69,254   55,668   54,309   58,588   68,295     42,157    49,154
 Amortization of
  capitalized interest..     100      191      133      210      247      247        185       210
                         ------- -------- -------- -------- -------- --------  --------- ---------
   Earnings as adjusted. $94,465 $113,345 $117,801 $136,219 $169,235 $195,542  $ 123,942 $ 166,864
                         ======= ======== ======== ======== ======== ========  ========= =========
Fixed Charges
 Interest expense, net.. $60,600 $ 64,700 $ 51,600 $ 50,100 $ 53,900 $ 63,400  $  39,000 $  45,500
 Investment income (3)..   2,100      700      300      400      284      284        146       320
 Interest expense
  included in
  securities
  transactions..........     587      --       --       --       --       --         --        --
                         ------- -------- -------- -------- -------- --------  --------- ---------
   Total interest.......  63,287   65,400   51,900   50,500   54,184   63,684     39,146    45,820
 Amortization of debt
  expense...............   1,548    1,544    1,383    1,424    1,659    1,866      1,222     1,275
 Interest portion of
  rent expense..........   2,130    2,310    2,385    2,385    2,745    2,844      1,789     2,059
                         ------- -------- -------- -------- -------- --------  --------- ---------
   Fixed Charges, before
    capitalized
    interest............  66,965   69,254   55,668   54,309   58,588   68,394     42,157    49,154
 Capitalized interest...   1,424      450      632      195      335      335        251       251
                         ------- -------- -------- -------- -------- --------  --------- ---------
   Fixed Charges........ $68,389 $ 69,704  $56,300 $ 54,504 $ 58,923 $ 68,729  $  42,408 $  49,405
                         ======= ======== ======== ======== ======== ========  ========= =========
   Ratio of Earnings to
    Fixed Charges.......   1.38x    1.63x    2.09x    2.50x    2.87x    2.85x      2.92x     3.38x

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(1) For the purpose of calculating the ratio of earnings to fixed charges, (i)
    earnings consist of income from continuing operations before income taxes plus fixed charges, exclusive of capitalized interest; and (ii) fixed charges consist of interest expense incurred, amortization of debt expense, 15% of rental payments under operating leases (an amount estimated by management to be the interest component of such rentals) and capitalized interest.
(2) Presents pro forma data as if the acquisition of Purolator and the related borrowings under the 1994 Credit Agreement in November 1994, and the public offering of shares of the Company's Common Stock in December 1994 had all occurred as of March 1, 1994, the beginning of fiscal 1995. See "Pro Forma Financial Information" in the Prospectus for information relating to pro forma assumptions.
(3) Represents investment income netted against interest expense; such investment income is eliminated for purposes of calculating the ratios.